March 10, 2026

CV Sciences Announces Successful Debt Restructuring Designed to Strengthen Financial Position and Fuel Future Growth

SAN DIEGO, CA / ACCESS Newswire / March 10, 2026 / CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in proven, science-backed natural ingredients and products, today announced that it has modified its existing outstanding notes to include a conversion feature pursuant to which the outstanding balance of the notes may be converted into common shares of the Company at a fixed conversion price of $0.06 per share.

"We are pleased with the successful completion of a comprehensive debt restructuring, marking a significant milestone in the Company's strategic plan to enhance financial flexibility and accelerate long-term growth." said Joseph Dowling, CEO of CV Sciences. "This is a transformative step for our Company in strengthening our balance sheet and positioning the Company for sustained profitability. This transaction better equips us to deliver value to our customers, partners and shareholders, while pursuing new opportunities with confidence."

CV Sciences has recently launched Empowr, a plant-based protein and creatine formula designed for total wellness. With this launch, CV Sciences has continued to expand its growing portfolio of innovative wellness solutions under its +PlusHLTH™, Happy Living Through Health, cannabinoid-free supplement line. Rooted in rigorous science and fortified by clinically proven wellness ingredients, the +PlusHLTH line delivers targeted formulations for optimized health, improved performance, and increased vitality. For more information, please visit https://www.pluscbdoil.com/plushlth.html or https://www.cvsciences.com/.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCQB: CVSI) is a consumer wellness company specializing in nutraceuticals and plant-based foods. The Company's hemp extracts and other proven, science-backed, natural ingredients and products are sold through a range of sales channels from B2B to B2C. The Company's +PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are the top-selling hemp-extract brand in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. +PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. The Company also produces cannabinoid-free supplements under its +PlusHLTH™ brand, with targeted formulations to optimize health, improve performance, and increase vitality. Our Cultured Foods™ subsidiary specializes in contract manufacturing and branded products for the nutraceutical and plant-based food industries, with distribution primarily across the EU and select international markets. In addition, the Company owns Elevated Softgels, a leading manufacturer of encapsulated softgels and tinctures for the supplement and nutrition industry. CV Sciences, Inc. has primary offices and facilities in San Diego, California, Grand Junction, Colorado, and Warsaw, Poland. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information

ir@cvsciences.com